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                                   EXHIBIT 11
                               ALLTEL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
           (Dollars and Shares in Thousands, except per share amounts)


-----------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                            1997            1996            1995            1994            1993
-----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to
  common shares                                         $506,878        $290,666        $353,458        $270,521        $260,439
Adjustments for convertible securities:
  preferred stocks                                           206             220             236             258             293
                                                        --------        --------        --------        --------        --------
Net income applicable to common
  shares, assuming conversion
  of above securities                                   $507,084        $290,886        $353,694        $270,779        $260,732
                                                        ========        ========        ========        ========        ========

Average common shares outstanding
  for the year                                           186,059         189,378         188,870         187,758         185,634
Increase in shares which would
  result from:
  exercise of stock options                                1,107           1,089           1,202           1,696           2,031
  conversion of convertible preferred stocks                 523             559             603             670             755
                                                        --------        --------        --------        --------        --------
Average common shares, assuming
  conversion of the above securities                     187,689         191,026         190,675         190,124         188,420
                                                        ========        ========        ========        ========        ========

Earnings per share of common stock:

  Basic                                                    $2.72           $1.53           $1.87           $1.44           $1.40
                                                           =====           =====           =====           =====           =====
  Diluted                                                  $2.70           $1.52           $1.85           $1.42           $1.38
                                                           =====           =====           =====           =====           =====
--------------------------------------------------------------------------------------------------------------------------------

Note:  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128,
       "Earnings per Share" ("SFAS 128"), which established new standards for computing earnings per share information.  As required, the Company adopted the provisions of SFAS 128 in its year-end financial statements and has restated all prior-year earnings per share information.


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